FORM OF

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made as of this ____ day of _____, 2021 by and between Thirdline Real Estate Income Fund (the “Fund”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Thirdline Capital Management, LLC (the “Advisor”), a Virginia limited liability company.

WITNESSETH

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Advisor to act as investment advisor to the Fund and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Advisor do hereby agree as follows:

1.	THE ADVISOR’S SERVICES.

(a)	Discretionary Investment Management Services. The Advisor shall act as investment advisor with respect to the Fund. In such capacity, the Advisor shall, subject to the supervision of the Board, regularly provide the Fund with investment research, advice and supervision and shall furnish continuously an investment program for the Fund, consistent with the respective investment objectives and policies of the Fund. The Advisor shall determine, from time to time, what securities or real estate investments shall be purchased for the Fund, what securities and/or real estate investments shall be held or sold by the Fund and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”), as amended and supplemented (the “Declaration of Trust”), Bylaws and its registration statement on Form N-2 (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), as filed with the Securities and Exchange Commission (the “Commission”), and with the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect. To carry out such obligations, and to the extent not prohibited by any of the foregoing, the Advisor shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. No reference in this Agreement to the Advisor having full discretionary authority over the Fund’s investments shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise its right to control the overall management of the Fund.

(b)	Compliance. The Advisor agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules and regulations that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment advisor. The Advisor also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Advisor. In selecting the Fund’s portfolio investments and performing the Advisor’s obligations hereunder, the Advisor shall cause the Fund to comply with the diversification and source of income requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a real estate investment trust. The Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Advisor’s full responsibility for any of the foregoing.

(c)	Recordkeeping. The Advisor agrees to preserve any Trust records that it creates or possesses that are required to be maintained under the 1940 Act and the rules thereunder along with all other applicable federal and state laws, rules and regulations (“Fund Books and Records”) for the periods prescribed by Rule 31a-2 under the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor agrees that all such records are the property of the Trust and will surrender promptly to the Trust any of such records upon the Trust’s request.

(d)	Holdings Information and Pricing. The Advisor shall provide regular reports regarding Fund holdings, and shall, on its own initiative, furnish the Trust and its Board from time to time with whatever information the Advisor believes is appropriate for this purpose, and at the request of the Board, such information and reports requested by the Board. The Advisor agrees to notify the Trust as soon as practicable if the Advisor reasonably believes that the value of any security held by a Fund may not reflect fair value. The Advisor agrees to provide any pricing information of which the Advisor is aware to the Trust, its Board and/or any Fund pricing agent or valuation consultant to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund net asset value in accordance with procedures and methods established by the Board.

(e)	Cooperation with Agents of the Trust. The Advisor agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust with respect to such information regarding the Fund as such entities may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and use appropriate interfaces established by such persons so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(f)	Delegation of Authority. Any of the duties, responsibilities and obligations of the Advisor specified in this Section 1 and throughout the remainder of this Agreement with respect to the Fund may be delegated by the Advisor, at the Advisor’s expense, to an appropriate party (a “Sub-Advisor”), subject to such approval by the Board and shareholders of the Fund to the extent required by the 1940 Act. The Advisor shall oversee the performance of delegated duties by any Sub-Advisor and shall furnish the Board with periodic reports concerning the performance of delegated responsibilities by such Sub-Advisor. The retention of a Sub-Advisor by the Advisor pursuant to this Paragraph 1(f) shall in no way reduce the responsibilities and obligations of the Advisor under this Agreement and the Advisor shall be responsible to the Trust for all acts or omissions of any Sub-Advisor to the same extent the Advisor would be liable hereunder. Insofar as the provisions of this Agreement impose any restrictions, conditions, limitations or requirements on the Advisor, the Advisor shall take measures through its contract with, or its oversight of, the Sub-Advisor that attempt to impose similar (insofar as the circumstances may require) restrictions, conditions, limitations or requirements on the Sub-Advisor.

2.	CODE OF ETHICS. The Advisor has adopted a written code of ethics (“Advisor’s Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it has provided to the Trust. The Advisor has adopted procedures reasonably designed to ensure compliance with the Advisor’s Code of Ethics. Upon request, the Advisor shall provide the Trust with a (i) copy of the Advisor’s Code of Ethics, as in effect from time to time, and any proposed amendments thereto that the Chief Compliance Officer (“CCO”) of the Trust determines should be presented to the Board, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Advisor’s Code of Ethics. Annually, the Advisor shall furnish a written report to the Board, which complies with the requirements of Rule 17j-1, concerning the Advisor’s Code of Ethics. The Advisor shall respond to requests for information from the Trust as to violations of the Advisor’s Code of Ethics by Access Persons and the sanctions imposed by the Advisor. The Advisor shall notify the Trust as soon as practicable after it becomes aware of any material violation of the Advisor’s Code of Ethics, whether or not such violation relates to a security held by any Fund.

3.	INFORMATION AND REPORTING. The Advisor shall provide the Trust and its respective officers with such periodic reports concerning the obligations the Advisor has assumed under this Agreement as the Trust may from time to time reasonably request.

(a)	Notification of Breach / Compliance Reports. The Advisor shall notify the Trust’s CCO promptly upon detection of: (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Advisor’s policies, guidelines or procedures with respect to the Fund. In addition, the Advisor shall respond to quarterly requests for information concerning the Fund’s compliance with its investment objectives and policies, applicable law, including, but not limited to the 1940 Act and the Code as it relates to the Fund’s election to be taxed as a REIT, and the Fund’s policies, guidelines or procedures as applicable to the Advisor’s obligations under this Agreement. The Advisor agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach. Upon request, the Advisor shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Advisor will promptly notify the Trust in the event: (i) the Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Advisor with the federal or state securities laws; or (ii) of an actual change in control of the Advisor resulting in an “assignment” (as defined in Section 14) that has occurred or is otherwise proposed to occur.

(b)	Board and Filings Information. The Advisor will also provide the Trust with any information reasonably requested regarding its management of the Fund required for any meeting of the Board, or for any shareholder report on Form N-CSR or other form or document to be filed by the Trust with the Commission or other federal or state agency, including but not limited to Form N-PX, Form N-CEN, Form N-PORT, Registration Statement or any amendment thereto, proxy statement, or prospectus supplement. The Advisor will make its officers and employees available to meet with the Board from time to time on a reasonable basis on due notice to review its investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)	Transaction Information. The Advisor shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or its designated agent to perform such compliance testing on the Fund and the Advisor’s services as the Trust may, in its sole discretion, determine to be appropriate. The provision of such information by the Advisor to the Trust or its designated agent in no way relieves the Advisor of its own responsibilities under this Agreement.

4.	BROKERAGE.

(a)	Principal Transactions. In connection with purchases or sales of securities for the account of the Fund, neither the Advisor nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)	Placement of Orders. The Advisor shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Advisor. The Advisor will not execute transactions with a broker dealer which is an "affiliated person" of the Trust except in accordance with procedures adopted by the Board. The Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) to the Fund and/or the other accounts over which the Advisor or its affiliates exercise investment discretion. The Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Advisor and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received by the Fund.

5.	CUSTODY. Nothing in this Agreement shall permit the Advisor to take or receive physical possession of cash, securities or other investments of the Fund.

6.	ALLOCATION OF CHARGES AND EXPENSES. The Advisor will bear its own costs of providing services hereunder. Other than as herein specifically indicated or otherwise agreed to in a separate signed writing, the Advisor will not be required to bear any expenses of the Fund other than those specifically allocated to the Advisor in this Section 6. In particular, but without limiting the generality of the foregoing, the Advisor shall not be required to pay, and shall be reimbursed promptly by the Fund if it pays, any third party charges and out-of-pocket costs and expenses that are related to the organization, operation or business of the Fund, including, without limitation, the following: (i) interest and taxes; (ii) brokerage commissions (if any) and other transaction expenses in connection with the Fund’s purchase and sale of assets; (iii) fees and expenses related to the formation of the Fund, the offering of the Fund’s shares, and the admission of investors in the Fund (iv) fees and expenses related to the formation and operation of any subsidiaries of the Fund; (v) fees and expenses related to the investigation and evaluation of investment opportunities (whether or not consummated); (vi) fees and expense related to the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of portfolio investments; (vii) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of portfolio investments; (viii) costs of borrowings of the Fund; (ix) costs of any third parties retained to provide services to the Fund; (x) premiums for fidelity and other insurance coverage requisite to the Fund’s operations; (xi) fees and expenses of the Fund’s “non-interested” Trustees; (xii) legal, audit and fund accounting expenses; (xiii) custodian and transfer agent fees and expenses; (xiv) expenses incident to the repurchase of the Fund’s shares; (xv) fees and expenses related to the registration under federal and state securities laws of shares of the Fund for public sale; (xvi) fees and expenses related to compliance with rules and regulations related to maintaining the Fund’s tax status as a real estate investment trust (xvii) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Fund; (xviii) all other expenses incidental to holding meetings of the Fund’s shareholders; and (xix) such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and Trustees with respect thereto. Any partner, director, officer or employee of the Advisor or its affiliates who may also serve as officers, Trustees or employees of the Fund shall not receive any compensation directly from the Fund for their services, except to the extent the Board shall have specifically approved the payment by the Fund of all or a portion of the compensation of the Fund’s chief compliance officer or other officer(s).

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)	Properly Registered. The Advisor is registered with the Commission as an “investment adviser” under the Advisers Act, and will remain so registered for the duration of this Agreement. The Advisor is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of the Advisor, there is no proceeding or investigation pending or threatened that is reasonably likely to result in the Advisor being prohibited from performing the services contemplated by this Agreement. The Advisor agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Advisor from serving as an investment advisor to an investment company. The Advisor is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(b)	Form ADV Disclosure. The Advisor has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Trust. The information contained in the Advisor’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c)	Fund Disclosure Documents. The Advisor has reviewed and will in the future review the Registration Statement and any amendments or supplements thereto, the annual or semi- annual reports to shareholders, repurchase notices required by Rule 23c-3 of the 1940 Act, other reports filed with the Commission or other federal or state agency, and any marketing material of a Fund (collectively the “Disclosure Documents”), and represents and warrants that with respect to disclosure about the Advisor, the manner in which the Advisor manages the Fund or information relating directly or indirectly to the Advisor, such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and do not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(d)	Insurance. The Advisor maintains errors and omissions insurance coverage in the amount disclosed to the Trust in connection with the Board’s approval of the Agreement and shall provide prior written notice to the Trust: (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, the Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

(e)	No Detrimental Agreement. The Advisor represents and warrants that it has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Advisor with respect to its selection of securities for the Fund and its management of the assets of the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(f)	Conflicts. The Advisor shall act honestly, in good faith and in the best interests of its clients and the Fund. The Advisor maintains a Code of Ethics which defines the standards by which the Advisor conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(g)	Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a), whether specifically referenced in such report.

8.	ADVISOR’S COMPENSATION. The Fund shall pay to the Advisor, as compensation for the Advisor’s services hereunder, a fee, determined as described in the Schedule A that is attached hereto and made a part hereof. Such fee shall be computed daily and paid not less than monthly in arrears by the Fund. The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s Registration Statement. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

9.	INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, the Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. If any occasion should arise in which the Advisor gives any advice to its clients concerning the shares of the Fund, the Advisor will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

10.	ASSIGNMENT AND AMENDMENTS. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its “assignment” (as defined in Section 14). This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the requirements of the 1940 Act, when applicable.

11.	DURATION AND TERMINATION.

(a)	This Agreement shall become effective as of the date executed with respect to the Fund (the “Effective Date”) and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 11(a)(ii) hereof and unless terminated automatically as set forth in Section 10 hereof or until terminated as follows:

i.	Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement, without payment of any penalty. With respect to the Fund, termination may be authorized by action of the Board or by an “affirmative vote of a majority of the outstanding voting securities of the Fund” (as defined in Section 14); or

ii.	This Agreement shall automatically terminate two years from the date of its execution unless the terms of such contract and any renewal thereof is specifically approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of such Trustees who are not parties to the Agreement or “interested persons” (as defined in Section 14) of the Trust or the Advisor, at an in-person meeting called for the purpose of voting on such approval, or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Advisor may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	In the event of termination of this Agreement for any reason, the Advisor shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to any of its assets, except as otherwise required by any fiduciary duties of the Advisor under applicable law. In addition, the Advisor shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Advisor.

12.	NOTICE. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, or by e-mail or fax to a designated contact of the other party or such other address as the parties may designate from time to time. Oral instructions may be given if authorized by the Board and preceded by a certificate from the Trust’s Secretary so attesting. Notices to the Trust shall be directed to Thirdline Real Estate Income Fund c/o _______________, _________________ ____, __, _____, Attention: President; and notices to the Advisor shall be directed to Thirdline Capital Management, LLC, ___________, __________, __ _____, Attention: Charles Hutchens.

13.	CONFIDENTIALITY. The Advisor agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by the Advisor in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Advisor may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust.

14.	CERTAIN DEFINITIONS. For the purpose of this Agreement, the terms “affirmative vote of a majority of the outstanding voting securities of the Fund,” “assignment” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

15.	LIABILITY OF THE ADVISOR. Neither the Advisor nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions of the Fund; provided that nothing in this Agreement shall be deemed to protect the Advisor against any liability to the Fund or its shareholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder or by reason of its reckless disregard of its duties or obligations hereunder.

16.	RELATIONS WITH THE TRUST. It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested persons of the Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor are or may be or become interested persons of the Fund, and that the Advisor may be or become interested persons of the Fund as a shareholder or otherwise.

17.	ENFORCEABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be severable as to the Fund.

18.	LIMITATION OF LIABILITY. The Advisor is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust or other Trust organizational documents and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and the Fund’s respective assets, and the Advisor shall not seek satisfaction of any such obligation from shareholders or any shareholder of the Fund. In addition, the Advisor shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. The Advisor understands that the rights and obligations of the Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any of and all other Funds.

19.	NON-EXCLUSIVE SERVICES. The services of the Advisor to the Trust are not deemed exclusive, and the Advisor shall be free to render similar services to others, to the extent that such service does not affect the Advisor’s ability to perform its duties and obligations hereunder.

20.	GOVERNING LAW. This Agreement shall be governed by and construed to be in accordance with the laws of the State of Delaware, without preference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to any interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Commission or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Commission or its staff, such provision shall be deemed to incorporate the effect of such revised rule, regulation, order or interpretation.

21.	PARAGRAPH HEADINGS; SYNTAX. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

22.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted on each Schedule A to this agreement.

THIRDLINE REAL ESTATE INCOME FUND		THIRDLINE CAPITAL MANAGEMENT, LLC

By:		By:

Name:		Name:	Charles Hutchens

Title:	President	Title:	Managing Director

SCHEDULE A

Investment Advisory Agreement

between

Thirdline Real Estate Income Fund (the "Fund") and

Thirdline Capital Management, LLC (the "Advisor")

The Fund will pay to the Advisor as compensation for the Advisor’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Trust in accordance the following fee schedule:

Fund	Asset Breakpoint	Rate	Effective Date
Thirdline Real Estate Income Fund	None	0.98%	________, 2021

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in the Schedule A above.

THIRDLINE REAL ESTATE INCOME FUND		THIRDLINE CAPITAL MANAGEMENT, LLC

By:		By:

Name:		Name:	Charles Hutchens

Title:	President	Title:	Managing Director